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                                                             EXHIBIT NO. 99.2(b)


                      CERTIFICATE OF ASSISTANT SECRETARY


                             MFS SERIES TRUST XI
                         MFS VARIABLE INSURANCE TRUST
                           MFS INSTITUTIONAL TRUST


The undersigned, being the Assistant Secretary of the above-mentioned trust, each a Massachusetts business trust (the "Trust"), hereby certifies that the following is a complete, true and correct copy of the votes, adopted by the Board of Trustees of the Trust on July 19, 2001 and that such votes have not been altered, amended or rescinded and are in full force and effect as of the date hereof:

VOTED:      That the reference to "(sixty) 60 days" in the first sentence of
            Article III, Section 2 of the Trust's By-Laws be, and hereby is, deleted and replaced with a reference to "(ninety) 90 days)";

FURTHER
VOTED:      That the reference to "(sixty) 60 days" in the first sentence of
            Article III, Section 3 of the Trust's By-Laws be, and hereby is, deleted and replaced with a reference to "(ninety) 90 days)"

FURTHER
VOTED: That a new Section 7 be, and hereby is, added to Article III of the Trust's By-Laws as follows:

            SECTION 7. REQUIRED VOTE. Except as otherwise provided any provision of law, the Declaration or these By-laws, Shares representing a majority of the votes cast shall decide any matter (I.E., abstentions and broker non-votes shall not be counted) and a plurality shall elect a Trustee, provided that where any provision of law, the Declaration or these By-Laws permits or requires that holder of any series or class shall vote as a series or class, then a majority of the Shares of that series or class cast on the

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            matter shall decided the matter (I.E., abstentions and broker non-votes shall not be counted) insofar as that series or class is concerned.

FURTHER
VOTED: That a new Article XV be, and it hereby is, added to the Trust's By-Laws as follows:

                                  Article XV
                               Derivative Claims

            No Shareholder shall have the right to bring or maintain any court action, proceeding or claim on behalf of the Trust or any series or class thereof without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall be excused only when the plaintiff makes a specific showing that irreparable injury to the Trust or any series or class thereof would otherwise result. Such demand shall be mailed to the Clerk of the Trust at the Trust's principal office and shall set forth in reasonable detail the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 45 days of its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or any series or class thereof, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be made by the Trustees in their business judgment and shall be binding upon the Shareholders. Any decision by the Trustees to bring or maintain a court action, proceeding or suit on behalf of the Trust or any series or class thereof shall be subject to the right of the Shareholders under Article VI, Section
            6.8 of the Declaration to vote on whether or not such court action, proceeding or suit should or should not be brought or maintained. A Trustee shall not be deemed to have a personal financial interest in an action or otherwise be disqualified from ruling on a

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            Shareholder demand by virtue of the fact that such trustee receives remuneration from his services on the Board of Trustees of the Trust or on the Board of one or more investment companies with the same or an affiliated investment adviser or underwriter.


IN WITNESS WHEREOF, I have hereunder set my hand this 19th day of July 2001.


                                       JAMES R. BORDEWICK, JR.
                                       ---------------------------------
                                       James R. Bordewick, Jr.
                                       Assistant Secretary